Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

RELIANCE STEEL & ALUMINUM CO. ANNOUNCES EXECUTIVE LEADERSHIP SUCCESSION AND RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

LOS ANGELES—May 27, 2015—Reliance Steel & Aluminum Co. (NYSE: RS) announced today that in accordance with the previously announced executive leadership succession plan, effective as of May 20, 2015, the Company has appointed Gregg J. Mollins as Chief Executive Officer and President of Reliance. David H. Hannah has transitioned to the role of Executive Chairman.

Mr. Hannah, who has served as Reliance’s Chief Executive Officer since 1999 and Chairman of the Board and CEO since 2007, will remain on the Company’s Board of Directors as Executive Chairman until his retirement in July 2016. Mr. Hannah will remain active in the Company’s operations until his departure, at which time an independent, non-executive Chairman of the Board will be appointed.

Mr. Mollins has more than 37 years of experience in the metals industry. He joined Reliance as a Division Manager in 1986, was appointed Vice President in 1992 and was named Vice President and Chief Operating Officer in 1994.  The following year, he was promoted to Executive Vice President and Chief Operating Officer.  In 2002, Mr. Mollins’ responsibilities were expanded even further and he was appointed President and Chief Operating Officer.  Mr. Mollins has also served on the Company’s Board of Directors since 1997.

“I congratulate Gregg on his well-deserved appointment as Reliance’s Chief Executive Officer,” said Mr. Hannah.  “Today’s announcement is the culmination of a deliberate succession planning process developed in conjunction with our Board and I am extremely confident in the abilities of Gregg and the rest of the executive leadership team to continue to grow Reliance in a way that both preserves our culture and embraces progress — all with the purpose of delivering outstanding financial results that generate shareholder value.”

350 South Grand Avenue, Suite 5100   |   Los Angeles CA 90071   |   Phone: 213-687-7700   |   Fax: 213-687-8792   |   www.rsac.com

Mr. Hannah continued, “I look forward to remaining involved in the execution of the Company’s growth strategy, specifically in the area of M&A. I will also continue to be active in investor relations efforts and with the Metals Service Center Institute both on behalf of Reliance, as well as in my role as immediate past Chairman of the MSCI.”

“I am honored to serve as Reliance’s next CEO and to start the next chapter of our continued success as the premier metals service center company in North America,” said Mr. Mollins.  “We have an incredibly talented team at Reliance and are positioned well for a bright future where we will continue to execute our strategy and expect to deliver more industry leading results.”

Reliance also made several other promotions in connection with the executive leadership succession plan:

•                  Karla R. Lewis was promoted to Senior Executive Vice President and Chief Financial Officer. Ms. Lewis, who has been with Reliance since 1992, has served as Reliance’s Executive Vice President and Chief Financial Officer since 2002. Ms. Lewis oversees Reliance’s accounting, financial planning, capital allocation and investor relations activities and will continue to lead the Company’s overall financial operations.

•                William K. Sales, Jr. was promoted to of Executive Vice President, Operations.  Mr. Sales has served as Senior Vice President of Operations since 2002 and oversees the Company’s non-ferrous operations, including the aerospace, semi-conductor and electronics industries.

•                  James D. Hoffman was promoted to Executive Vice President, Operations. Mr. Hoffman has served as the Company’s Senior Vice President of Operations since 2008 and oversees the Company’s carbon steel and alloy operations, including many that service the energy, auto and non-residential construction industries.

•                  William A. Smith II was promoted to Senior Vice President, General Counsel and Corporate Secretary. Mr. Smith has served as the Company’s Vice President, General Counsel and Corporate Secretary since 2013.

As previously announced, effective April 1, 2015, Michael P. Shanley, previously the President of Liebovich Bros., Inc., a wholly-owned subsidiary of Reliance, was promoted to Senior Vice President, Operations of Reliance.

Annual Shareholders Meeting Voting Results

The Company also announced results of its annual meeting of shareholders. The results were consistent with the recommendations of Reliance’s Board of Directors as set forth in the Company’s proxy statement.

Shareholders approved the following proposals:

•                  the re-election of all of Reliance’s directors for one year;

•                  the proposal to reincorporate the company in Delaware;

•                  the Reliance Steel & Aluminum Co. Amended and Restated 2015 Incentive Award Plan;

•                  the non-binding, advisory vote to approve the compensation of the Company’s named executive officers;

•                  ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2015.

Shareholders did not approve a shareholder proposal to adopt a policy to separate the roles of CEO and Chairman.  As previously announced, an independent, non-executive Chairman of the Board will be appointed in July 2016 at the time of Mr. Hannah’s retirement.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and twelve countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com.

CONTACT:

Brenda Miyamoto

Investor Relations

(213) 576-2428

investor@rsac.com

or Addo Communications

(310) 829-5400